Exhibit 99.1

Atlas Energy Solutions Announces First Quarter 2024 Results; Increases Quarterly Dividend

Austin, TX – May 6, 2024 – Atlas Energy Solutions Inc. (NYSE: AESI) (“Atlas” or the “Company”) today reported financial and operating results for the quarter ended March 31, 2024.

First Quarter 2024 Highlights

•
Total sales of $192.7 million
•
Net income of $26.8 million (14% Net Income Margin)
•
Adjusted EBITDA of $75.5 million (39% Adjusted EBITDA Margin) (1)
•
Net cash provided by operating activities of $39.6 million
•
Adjusted Free Cash Flow of $71.1 million (37% Adjusted Free Cash Flow Margin) (1)
•
Dune Express construction remains on-time and on-budget
•
Declares increased quarterly dividend of $0.22 per share ($0.16 per share fixed, $0.06 per share variable), payable May 23, 2024

Financial Summary

	Three Months Ended
	March 31, 2024	March 31, 2023	December 31, 2023
	(unaudited, in thousands, except percentages)
Sales	$192,667	$153,418	$141,138
Net income	$26,787	$62,905	$36,050
Net Income Margin	14%	41%	26%
Adjusted EBITDA	$75,543	$84,033	$68,698
Adjusted EBITDA Margin	39%	55%	49%
Net cash provided by operating activities	$39,562	$54,235	$85,503
Adjusted Free Cash Flow	$71,083	$79,271	$56,518
Adjusted Free Cash Flow Margin	37%	52%	40%

(1)
Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin are non-GAAP financials measures. See Non-GAAP Financial Measures for a discussion of these measures and a reconciliation of these measures to our most directly comparable financial measures calculated and presented in accordance with GAAP.

John Turner, President, CEO & CFO, commented, “The first quarter was a monumental one for our company with the closing of the Hi-Crush acquisition. We are already realizing benefits from the transaction through increased scale and are excited with the way the transaction positions us for long-term success. We’re looking forward to the remainder of the year, as we recently floated our two new dredges at our Kermit facility and began producing sand from the eighth OnCore mine, which is located in the Midland Basin. Our response to the recent mechanical fire at our Kermit facility was swift and decisive, and I’m proud of the team’s efforts to insulate our customers from any disruption in service. We expect to continue servicing our customers while we finish up the repairs to the facility."

First Quarter 2024 Financial Results

First quarter 2024 total sales increased $51.6 million, or 37% when compared to the fourth quarter of 2023, to $192.7 million. Product sales increased $13.4 million, or 13% when compared to the fourth quarter of 2023, to $113.4 million. First quarter 2024 sales volumes increased to 3.9 million tons, or 54% when compared to the fourth quarter of 2023, which was offset by lower average pricing experienced during the period. Service sales increased by $38.1 million, or 93% when compared to the fourth quarter of 2023, to $79.2 million. The increase in service sales was due to an increased number of active jobs during the period coupled with the service sales contribution, which only includes 27 days for the month of March, associated with the previously announced acquisition of Hi-Crush Inc. ("Hi-Crush").

First quarter 2024 cost of sales (excluding depreciation, depletion and accretion expense) (“cost of sales”) increased by $40.1 million, or 60% when compared to the fourth quarter of 2023, to $106.7 million. The increase in our cost of sales was primarily driven by cost of sales contribution associated with the Hi-Crush operations, which only includes 27 days for the month of March.

Selling, general and administrative expenses (“SG&A”) for the first quarter of 2024 increased $15.5 million, or 114% when compared to the fourth quarter of 2023, to $29.1 million, driven primarily by $10.6 million in non-recurring transaction costs related to the acquisition of Hi-Crush, along with $4.2 million in stock-based compensation.

Net income for the first quarter of 2024 was $26.8 million, and Adjusted EBITDA for the first quarter of 2024 was $75.5 million.

Liquidity, Capital Expenditures and Other

As of March 31, 2024, the Company’s total liquidity was $360.9 million, which was comprised of $187.1 million in cash and cash equivalents (held in cash, CDs, and two- and three-month Treasury bills), $73.8 million of availability under the Company’s ABL Facility, and $100 million of availability under the Company's Delayed Draw Term Loan Facility; the Company had $50.0 million of borrowings outstanding under the ABL Facility and $1.2 million of outstanding undrawn letters of credit.

Net cash used in investing activities was $235.1 million during the first quarter of 2024, driven largely by the cash consideration component related to the Hi-Crush acquisition, along with costs associated with the construction of the Dune Express. We continue to expect the Dune Express to come online in the fourth quarter of 2024.

Quarterly Cash Dividend

On May 6, 2024, the Board of Directors (the “Board) of Atlas declared an increased dividend to common stockholders of $0.22 per share, or approximately $24.1 million in aggregate to shareholders. The dividend includes a $0.16 per share base dividend and a $0.06 per share variable dividend. The dividend will be payable on May 23, 2024 to shareholders of record at the close of business on May 16, 2024.

Subsequent Events

Kermit Facility Operational Update

As previously reported, on Sunday, April 14th, a mechanical fire occurred at the Atlas mine in Kermit, Texas. The team began to move temporary loadout equipment to the Kermit facility within 48 hours of the incident. On Thursday, April 25, Atlas reopened the Kermit facility and began to fulfill a portion of Kermit facility customer commitments with sand produced and loaded from that facility. We continue to review the financial impact of the incident and believe we will have the Kermit facility fully operational by the end of 2Q 2024.

Conference Call Information

The Company will host a conference call to discuss financial and operational results on Monday, May 6, 2024 at 9:00am Central Time (10:00am Eastern Time). Individuals wishing to participate in the conference call should dial (877) 407-4133. A live webcast will be available at https://ir.atlas.energy/. Please access the webcast or dial in for the call at least 10 minutes ahead of the start time to ensure a proper connection. An archived version of the conference call will be available on the Company’s website shortly after the conclusion of the call.

The Company will also post an updated investor presentation titled “Investor Presentation May 2024”, in addition to a "May 2024 Growth Projects Update" video, at https://ir.atlas.energy/ in the "Presentations” section under “News & Events” tab on the Company’s Investor Relations webpage prior to the conference call.

About Atlas Energy Solutions

Atlas Energy Solutions Inc. is a leading proppant producer and proppant logistics provider, serving primarily the Permian Basin of West Texas and New Mexico. We operate 12 proppant production facilities across the Permian Basin with a combined annual production capacity of 28 million tons, including both large-scale in-basin facilities and smaller distributed mining units. We manage a portfolio of leading-edge logistics assets, which includes our 42-mile Dune Express conveyor system, which is currently under construction and is scheduled to come online in the fourth quarter of 2024. In addition to our conveyor infrastructure, we manage a fleet of 120 trucks, which are capable of delivering expanded payloads due to our custom-manufactured trailers and patented drop-depot process. Our approach to managing both our proppant production and proppant logistics operations is intently focused on leveraging technology, automation and remote operations to drive efficiencies.

We are a low-cost producer of various high-quality, locally sourced proppants used during the well completion process. We offer both dry and damp sand, and carry various mesh sizes including 100 mesh and 40/70 mesh. Proppant is a key component necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells.

Our logistics platform is designed to increase the efficiency, safety and sustainability of the oil and natural gas industry within the Permian Basin. Proppant logistics is increasingly a differentiating factor affecting customer choice among proppant producers. The cost of delivering sand, even short distances, can be a significant component of customer spending on their well completions given the substantial volumes that are utilized in modern well designs.

We continue to invest in and pursue leading-edge technologies, including autonomous trucking, digital infrastructure, and artificial intelligence, to support opportunities to gain efficiencies in our operations. To this end, we have recently taken delivery of next-generation dredge mining assets to drive efficiencies in our proppant production operations. These technology-focused investments aim to improve our cost structure and also combine to produce beneficial environmental and community impacts.

While our core business is fundamentally aligned with a lower emissions economy, our core obligation has been, and will always be, to our stockholders. We recognize that maximizing value for our stockholders requires that we optimize the outcomes for our broader stakeholders, including our employees and the communities in which we operate. We are proud of the fact that our approach to innovation in the hydrocarbon industry while operating in an environmentally responsible manner creates immense value. Since our founding in 2017, our core mission has been to improve human beings’ access to the hydrocarbons that power our lives while also delivering differentiated social and environmental progress. Our Atlas team has driven innovation and has produced industry-leading environmental benefits by reducing energy consumption, emissions, and our aerial footprint. We call this Sustainable Environmental and Social Progress.

We were founded in 2017 by Ben M. “Bud” Brigham, our Executive Chairman, and are led by an entrepreneurial team with a history of constructive disruption bringing significant and complementary experience to this enterprise, including the perspective of longtime E&P operators, which provides for an elevated understanding of the end users of our products and services. Our executive management team has a proven track record with a history of generating positive returns and value creation. Our experience as E&P operators was instrumental to our understanding of the opportunity created by in-basin sand production and supply in the Permian Basin, which we view as North America’s premier shale resource and which we believe will remain its most active through economic cycles.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are predictive or prospective in nature, that depend upon or refer to future events or conditions or that include the words “may,” “assume,” “forecast,” “position,” “strategy,” “potential,” “continue,” “could,” “will,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements about the anticipated financial performance of Atlas following our acquisition of substantially all of the Permian Basin proppant production and logistics businesses and operations of Hi-Crush Inc. (the “Hi-Crush Acquisition”); the expected synergies and efficiencies to be achieved as a result of the Hi-Crush Acquisition; statements regarding the extent of the damage to the Kermit facility, the required repairs and the cost and timeline of such repairs; Atlas’s expectations regarding the timing of the Kermit facility’s return to service and its utilization; Atlas’s expectations relating to continuing operations during the pendency of repairs; statements about the availability and extent of insurance coverage; statements about the ultimate impact of the incident on Atlas’s future performance; expected accretion to free cash flow and earnings per share; expectations regarding the leverage and dividend profile of Atlas; expansion and growth of Atlas’s business; expected production volumes; our business strategy, our industry, our future operations and profitability, expected capital expenditures and the impact of such expenditures on our performance, statements about our financial position, production, revenues and losses, our capital programs, management changes, current and potential future long-term contracts and our future business and financial performance.

Although forward-looking statements reflect our good faith beliefs at the time they are made, we caution you that these forward-looking statements are subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include but are not limited to: uncertainties as to whether the Hi-Crush Acquisition will achieve its anticipated benefits and projected synergies within the expected time period or at all; Atlas’s ability to integrate Hi-Crush Inc.’s operations in a successful manner and in the expected time period; risks that the anticipated tax treatment of the Hi-Crush Acquisition is not obtained; unforeseen or unknown liabilities; unexpected future capital expenditures; potential litigation relating to the Hi-Crush Acquisition; the effect of the completion of the Hi-Crush Acquisition on Atlas’s business relationships and business generally; risks that the Hi-Crush Acquisition disrupts current plans and operations of Atlas and its management team and potential difficulties in retaining employees as a result of the Hi-Crush Acquisition; the risks related to Atlas’s financing of the Hi-Crush Acquisition; potential negative effects of the Hi-Crush Acquisition on the market price of Atlas’s common stock or operating results; uncertainties as to whether we will be able to effectuate the repairs to the Kermit facility in the expected time period or at all; uncertainty regarding the ultimate cost to repair the facility and bring it back online and the availability of insurance proceeds to offset the cost of such repairs; risks relating to the impact of this incident on our ability to service our customers; commodity price volatility, including volatility stemming from the ongoing armed conflicts between Russia and Ukraine and Israel and Hamas; increasing hostilities and instability in the Middle East; adverse developments affecting the financial services industry; our ability to complete growth projects, including the Dune Express, on time and on budget; the risk that stockholder litigation in connection with our recent corporate reorganization may result in significant costs of defense, indemnification and liability; changes in general economic, business and political conditions, including changes in the financial markets; transaction costs; actions of OPEC+ to set and maintain oil production levels; the level of production of crude oil, natural gas and other hydrocarbons and the resultant market prices of crude oil; inflation; environmental risks; operating risks; regulatory changes; lack of demand; market share growth; the uncertainty inherent in projecting future rates of reserves; production; cash flow; access to capital; the timing of development expenditures; the ability of our customers to meet their obligations to us; our ability to maintain effective internal controls; and other factors discussed or referenced in our filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”), including those discussed under the heading “Risk Factors” in Annual Report on Form 10-K, filed with the SEC on February 27, 2024, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact

Kyle Turlington

5918 W Courtyard Drive, Suite #500
Austin, Texas 78730
United States
T: 512-220-1200
IR@atlas.energy

Atlas Energy Solutions Inc.

Condensed Consolidated Statements of Income

(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31, 2024	March 31, 2023	December 31, 2023
	(unaudited)	(unaudited)	(unaudited)
Product sales	$113,432	$128,142	$99,988
Service sales	79,235	25,276	41,150
Total sales	192,667	153,418	141,138
Cost of sales (excluding depreciation, depletion and accretion expense)	106,746	62,555	66,567
Depreciation, depletion and accretion expense	17,175	8,519	11,625
Gross profit	68,746	82,344	62,946
Selling, general and administrative expense (including stock and unit-based compensation expense of $4,206, $622 and $3,749, respectively.)	29,069	8,504	13,648
Operating income	39,677	73,840	49,298
Interest expense, net	(4,978)	(3,442)	(2,230)
Other income	23	184	(8)
Income before income taxes	34,722	70,582	47,060
Income tax expense	7,935	7,677	11,010
Net income	$26,787	$62,905	$36,050
Less: Pre-IPO net income attributable to Atlas Sand Company, LLC		54,561	—
Less: Net income attributable to redeemable noncontrolling interest		6,610	313
Net income attributable to Atlas Energy Solutions Inc.	$26,787	$1,734	$35,737

Net income per common share
Basic	$0.26	$0.03	$0.36
Diluted	$0.26	$0.03	$0.36
Weighted average common shares outstanding
Basic	102,931	57,148	99,566
Diluted	103,822	57,408	100,242

Atlas Energy Solutions Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Three Months Ended
	March 31, 2024	March 31, 2023	December 31, 2023
	(unaudited)	(unaudited)	(unaudited)
Operating activities:
Net income	$26,787	$62,905	$36,050
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion expense	18,007	8,808	12,266
Amortization of debt discount	407	118	292
Amortization of deferred financing costs	78	87	67
Amortization of Hi-Crush intangible assets	1,061	—	—
Stock and unit-based compensation	4,206	622	3,749
Deferred income tax	7,521	3,808	10,142
Other	(5)	206	(4)
Changes in operating assets and liabilities:	(18,500)	(22,319)	22,941
Net cash provided by operating activities	39,562	54,235	85,503

Investing activities:
Purchases of property, plant and equipment	(95,486)	(60,940)	(119,793)
Hi-Crush acquisition, net of cash acquired	(139,658)	—	—
Net cash used in investing activities	(235,144)	(60,940)	(119,793)

Financing Activities:
Net proceeds from IPO	—	303,426	—
Payment of offering costs	—	(1,581)	—
Member distributions prior to IPO	—	(15,000)	—
Proceeds from borrowings	198,500	—	—
Principal payments on term loan borrowings	(1,381)	(8,226)	—
Issuance costs associated with Hi-Crush Acquisition	(2,575)	—	—
Issuance costs associated with debt financing	(730)	(530)	—
Payments under capital leases	(65)	(738)	(69)
Repayment of notes payable	(216)	—	—
Dividends and distributions	(21,005)	—	(20,005)
Net cash provided by (used in) financing activities	172,528	277,351	(20,074)
Net increase (decrease) in cash and cash equivalents	(23,054)	270,646	(54,364)
Cash and cash equivalents, beginning of period	210,174	82,010	264,538
Cash and cash equivalents, end of period	$187,120	$352,656	$210,174

Atlas Energy Solutions Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	As of	As of
	March 31, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	187,120	210,174
Accounts receivable, including related parties	185,758	71,170
Inventories, prepaid expenses and other current assets	52,619	37,342
Total current assets	425,497	318,686
Property, plant and equipment, net	1,287,505	934,660
Right-of-use assets	21,363	4,151
Goodwill	91,171	—
Intangible assets	112,462	1,767
Other long-term assets	3,686	2,422
Total assets	1,941,684	1,261,686
Liabilities, redeemable noncontrolling interest, and stockholders' and members' equity
Current liabilities:
Accounts payable, including related parties	102,308	61,159
Accrued liabilities and other current liabilities	63,688	31,433
Current portion of long-term debt	24,129	—
Total current liabilities	190,125	92,592
Long-term debt, net of discount and deferred financing costs	457,170	172,820
Deferred tax liabilities	199,429	121,529
Other long-term liabilities	28,530	6,921
Total liabilities	875,254	393,862
Total stockholders' and members' equity	1,066,430	867,824
Total liabilities, redeemable noncontrolling interest and stockholders’ and members’ equity	1,941,684	1,261,686

Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion and Maintenance Capital Expenditures are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others, in the case of Adjusted EBITDA, to assess our operating performance on a consistent basis across periods by removing the effects of development activities, provide views on capital resources available to organically fund growth projects and, in the case of Adjusted Free Cash Flow, assess the financial performance of our assets and their ability to sustain dividends or reinvest to organically fund growth projects over the long term without regard to financing methods, capital structure, or historical cost basis.

These measures do not represent and should not be considered alternatives to, or more meaningful than, net income, income from operations, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Adjusted EBITDA and Adjusted Free Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income, the most directly comparable GAAP financial measure. Our computation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion and Maintenance Capital Expenditures may differ from computations of similarly titled measures of other companies.

Non-GAAP Measure Definitions:

•
We define Adjusted EBITDA as net income before depreciation, depletion and accretion, interest expense, income tax expense, stock and unit-based compensation, loss on extinguishment of debt, unrealized commodity derivative gain (loss), and non-recurring transaction costs. Management believes Adjusted EBITDA is useful because it allows management to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period and against our peers without regard to financing method or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.
•
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total sales.
•
We define Adjusted Free Cash Flow as Adjusted EBITDA less Maintenance Capital Expenditures. Management believes that Adjusted Free Cash Flow is useful to investors as it provides a measure of the ability of our business to generate cash.
•
We define Adjusted Free Cash Flow Margin as Adjusted Free Cash Flow divided by total sales.
•
We define Adjusted Free Cash Flow Conversion as Adjusted Free Cash Flow divided by Adjusted EBITDA.
•
We define Maintenance Capital Expenditures as capital expenditures excluding growth capital expenditures.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to Net Income

(unaudited, in thousands)

	Three Months Ended
	March 31, 2024	March 31, 2023	December 31, 2023
Net income	$26,787	$62,905	$36,050
Depreciation, depletion and accretion expense	18,007	8,808	12,266
Amortization expense	1,061	—	—
Interest expense	6,976	4,021	4,731
Income tax expense	7,935	7,677	11,010
EBITDA	$60,766	$83,411	$64,057
Stock and unit-based compensation	4,206	622	3,749
Non-recurring transaction costs	10,571	—	892
Adjusted EBITDA	$75,543	$84,033	$68,698
Maintenance Capital Expenditures	$4,460	$4,762	$12,180
Adjusted Free Cash Flow	$71,083	$79,271	$56,518

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Adjusted Free Cash Flow to Net Cash Provided by Operating Activities

(unaudited, in thousands, except percentages)

	Three Months Ended
	March 31, 2024	March 31, 2023	December 31, 2023
Net cash provided by operating activities	$39,562	$54,235	$85,503
Current income tax expense (benefit)(1)	414	3,869	868
Change in operating assets and liabilities	18,500	22,319	(22,941)
Cash interest expense(1)	6,491	3,816	4,371
Maintenance capital expenditures(1)	(4,460)	(4,762)	(12,180)
Non-recurring transaction costs	10,571	—	892
Other	5	(206)	5
Adjusted Free Cash Flow	$71,083	$79,271	$56,518
Adjusted EBITDA Margin	39%	55%	49%
Adjusted Free Cash Flow Margin	37%	52%	40%
Adjusted Free Cash Flow Conversion	94%	94%	82%

(1)
A reconciliation of the adjustment of these items used to calculate Adjusted Free Cash Flow to the Consolidated Financial Statements is included below.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Maintenance Capital Expenditures to Purchase of Property, Plant and Equipment

(unaudited, in thousands)

	Three Months Ended
	March 31, 2024	March 31, 2023	December 31, 2023
Maintenance Capital Expenditures, accrual basis reconciliation:
Purchases of property, plant and equipment	$95,486	$60,940	$119,793
Changes in operating assets and liabilities associated with investing activities(1)	(2,575)	6,811	(1,828)
Less: Growth capital expenditures	(88,451)	(62,989)	(105,785)
Maintenance Capital Expenditures, accrual basis	$4,460	$4,762	$12,180

(1)
Positive working capital changes reflect capital expenditures in the current period that will be paid in a future period. Negative working capital changes reflect capital expenditures incurred in a prior period but paid during the period presented.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Current Income Tax Expense to Income Tax Expense

(unaudited, in thousands)

	Three Months Ended
	March 31, 2024	March 31, 2023	December 31, 2023
Current tax expense reconciliation:
Income tax expense	$7,935	$7,677	$11,010
Less: deferred tax expense	(7,521)	(3,808)	(10,142)
Current income tax expense (benefit)	$414	$3,869	$868

Atlas Energy Solutions Inc. – Supplemental Information

Cash Interest Expense to Income Expense, Net

(unaudited, in thousands)

	Three Months Ended
	March 31, 2024	March 31, 2023	December 31, 2023
Cash interest expense reconciliation:
Interest expense, net	$4,978	$3,442	$2,230
Less: Amortization of debt discount	(407)	(118)	(292)
Less: Amortization of deferred financing costs	(78)	(87)	(67)
Less: Interest income	1,998	579	2,500
Cash interest expense	$6,491	$3,816	$4,371